Exhibit 99.1

Dyax Corp. Announces Second Quarter 2012 Financial Results

BURLINGTON, Mass.--(BUSINESS WIRE)--July 19, 2012--Dyax Corp. (NASDAQ: DYAX) today announced financial results for the second quarter ended June 30, 2012. Dyax will host a webcast and conference call at 5:00 p.m. (ET) today to review financial results and provide updates regarding its key value drivers – the KALBITOR® (ecallantide) business and angioedema franchise, as well as the Licensing and Funded Research Program (LFRP).

Highlights of the second quarter 2012 include:

  KALBITOR net sales increased to $9.2 million, a 14% increase over first quarter 2012;
  518 patients have treated with KALBITOR, up 12% from the previous quarter;
  Operating cash burn in the second quarter was reduced to $7.0 million, down from $8.5 million in the prior quarter; and
  Cash, cash equivalents and investments at June 30, 2012 totaled approximately $38.6 million.

“During the second quarter of 2012, our financial results were driven by the strong performance of our KALBITOR business,” stated Gustav Christensen, President and Chief Executive Officer of Dyax. “We have made significant strides in providing the HAE community with a comprehensive set of support and service programs. We are carrying this momentum into developing the angioedema franchise with a goal to ultimately diagnose and treat a broader set of plasma kallikrein (bradykinin) mediated angioedemas. Additionally, the Licensing and Funded Research Program continues to be an important near- and long-term driver of growth for Dyax.”

2012 Second Quarter Financial Results

Total revenues for the second quarter ended June 30, 2012 were $14.0 million, as compared to $21.9 million for the comparable quarter in 2011. Included in the 2012 revenues were $9.2 million of KALBITOR net sales, as compared to $5.2 million for 2011. The 2011 quarter revenues included $10.7 million of revenue associated with an expanded partnership with Sigma-Tau. Total revenues for the six months ended June 30, 2012 were $25.5 million compared to $30.1 million for the comparable period in 2011, and included $17.2 million and $9.3 million of KALBITOR net sales in 2012 and 2011, respectively.

Quarterly and annual revenues are expected to continue to fluctuate due to the timing and amount of future milestone payments, the clinical activities of collaborators and licensees, and the timing and completion of contractual commitments.

Cost of product sales for KALBITOR for the second quarter of 2012 was $416,000, as compared to $282,000 for the comparable quarter in 2011. For the six months ended June 30, 2012, cost of product sales were $1.0 million, as compared to $521,000 for the comparable period in 2011. Costs associated with manufacturing KALBITOR drug substance, which were incurred prior to KALBITOR's approval in the United States, were expensed as research and development costs and, accordingly, are not included in the cost of product sales during the 2012 and 2011 periods.

Research and development expenses for the second quarter of 2012 were $8.7 million, as compared to $10.1 million for the comparable quarter in 2011. For the six months ended June 30, 2012, research and development expenses were $16.5 million, as compared to $17.6 million for the same period in 2011.

The 2012 research and development expenses primarily relate to the following Dyax research and development initiatives: 1) KALBITOR post-marketing requirements; 2) development of a single-injection formulation of KALBITOR; 3) a clinical study of the use of ecallantide for the treatment of ACE inhibitor-induced angioedema, including costs related to the discontinuation and close-out of Dyax’s Phase 2 study in this indication; 4) development costs associated with DX-2930, a fully human monoclonal antibody inhibitor of plasma kallikrein; and 5) pass-through license fees paid by Dyax licensees under the LFRP.

Research and development expenses declined in the 2012 periods due primarily to lower personnel costs following the workforce reduction in the first quarter of 2012, and lower pass-through license fees under the LFRP.

Selling, general and administrative expenses for the second quarter of 2012 increased to $10.4 million, as compared to $9.1 million for the comparable quarter in 2011. For the six months ended June 30, 2012, selling, general and administrative costs were $20.8 million, as compared to $18.3 million for the same period in 2011. The higher selling, general and administrative costs in 2012 were primarily due to expanded infrastructure to support KALBITOR commercial efforts.

For the quarter ended June 30, 2012, Dyax reported a net loss of $7.9 million or $0.08 per share, as compared to a net loss of $76,000 or $0.00 per share for the comparable quarter in 2011. For the six months ended June 30, 2012, Dyax reported a net loss of $19.2 million or $0.19 per share, as compared to a net loss of $11.3 million or $0.11 per share for the comparable period in 2011.

As of June 30, 2012, Dyax had cash, cash equivalents, and investments totaling $38.6 million, exclusive of restricted cash.

Financial Guidance

Dyax has re-affirmed its financial guidance for 2012 and beyond:

  2012 top-line total revenue to be in the range of $50 - 54 million, including KALBITOR net sales in the range of $36 - 40 million; and
  Reach cash flow break-even during 2013.

This guidance excludes revenue and cash flow from potential new licenses or collaborations and any ex-U.S. KALBITOR sales.

Webcast and Conference Call
Date:	Thursday, July 19, 2012
Time:	5:00 p.m. ET
Telephone Access:	Domestic callers, dial 877-674-2415; reference the Dyax conference call
International callers, dial 708-290-1364
No passcode required.
Online Access:	Go to the Investor Relations section of the Dyax website (www.dyax.com) and follow instructions for accessing the live webcast. Participants may register in advance.

A replay of the conference call will be available through August 19, 2012 and may be accessed by dialing 855-859-2056. International callers should dial 404-537-3406. The replay passcode for all callers is 71194544. The webcast will be archived on the Dyax website for an indefinite period of time.

About Dyax

Dyax is a fully integrated biopharmaceutical company focused on the development and commercialization of novel biotherapeutics for unmet medical needs. The Company’s lead product, ecallantide, has been approved under the brand name KALBITOR in the United States for the treatment of acute attacks of hereditary angioedema (HAE) in patients 16 years of age and older.

Dyax is commercializing KALBITOR in the United States independently, and establishing strategic collaborations to develop and commercialize ecallantide for the treatment of HAE in key regions worldwide. Currently, Dyax has collaboration agreements for regions including Europe, Japan, Russia, the Middle East, Australia and New Zealand. Dyax is also exploring other potential indications for ecallantide, either alone or through collaborations.

Ecallantide and other compounds in Dyax’s pipeline were identified using its patented phage display technology, which rapidly selects compounds that bind with high affinity and specificity to therapeutic targets. Dyax leverages this technology broadly through the Licensing and Funded Research Program (LFRP). Collectively, LFRP agreements generate significant revenue for Dyax in the form of license fees, milestone payments and/or royalties. The success of the Company’s LFRP is illustrated by the program’s advanced licensee pipeline that includes 18 candidates in clinical development. Of those candidates, four are in Phase 3 clinical trials, five are in Phase 2 and nine are in Phase 1.

Dyax is headquartered in Burlington, Massachusetts. For online information about Dyax Corp., please visit www.dyax.com.

About KALBITOR (ecallantide)

KALBITOR is a plasma kallikrein inhibitor indicated for the treatment of acute attacks of hereditary angioedema (HAE) in patients 16 years of age and older. KALBITOR, which was discovered and developed by Dyax, is the first subcutaneous treatment available in the U.S. for treating acute HAE attacks.

Important KALBITOR Safety Information

Anaphylaxis has been reported after administration of KALBITOR. Because of the risk of anaphylaxis, KALBITOR should only be administered by a healthcare professional with appropriate medical support to manage anaphylaxis and hereditary angioedema. Healthcare professionals should be aware of the similarity of symptoms between hypersensitivity reactions and hereditary angioedema and patients should be monitored closely. KALBITOR should not be administered to patients with known clinical hypersensitivity to KALBITOR.

For more information about KALBITOR, including full prescribing information, visit www.KALBITOR.com.

About HAE

Hereditary angioedema (HAE) is a rare acute inflammatory condition characterized by episodes of severe, often painful swelling affecting the extremities, gastrointestinal tract, genitalia, and larynx. HAE is caused by low or dysfunctional levels of C1 esterase inhibitor (C1-INH), a naturally occurring molecule that inhibits plasma kallikrein, a key mediator of inflammation, and other serine proteases in the blood. HAE is estimated to affect 1 in 10,000 to 1 in 50,000 individuals. Learn more at www.HAEHope.com.

Disclaimer

This press release contains forward-looking statements, including statements regarding the prospects for the LFRP portfolio, increases in the KALBITOR patient base, treatment rates and sales, revenues for 2012, and cash flow break-even in 2013. Statements that are not historical facts are based on Dyax’s current expectations, beliefs, assumptions, estimates, forecasts and projections about the industry and markets in which Dyax and its licensees compete. The statements contained in this release are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed in such forward-looking statements because of uncertainties involved in any future projections, as well as uncertainties associated with various activities and aspects of Dyax’s business, including risks and uncertainties associated with the following: competition from new and existing treatments for HAE; uncertainty whether KALBITOR will gain broad market acceptance; uncertainties regarding treatment rates for patients on KALBITOR; Dyax’s dependence on the expertise, effort, priorities and contractual obligations of third parties in the manufacture of KALBITOR worldwide and in the marketing, sales and distribution of KALBITOR outside of the United States; Dyax’s dependence on licensees and collaborators for development, clinical trials, manufacturing, sales and distribution of products; the uncertainty of negotiations with potential partners and collaborators; uncertainties as to whether one or more of Dyax’s licensees’ new product candidates will be commercialized and generate royalties; changing requirements and costs associated with Dyax's planned research and development activities; the uncertainty of patent and intellectual property protection; Dyax’s dependence on key management and key suppliers; the impact of future alliances or transactions involving Dyax or others; and other risk factors described or referred to Item 1A, “Risk Factors” in Dyax’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission. Dyax cautions investors not to place undue reliance on the forward-looking statements contained in this release. These statements speak only as of the date of this release, and Dyax undertakes no obligations to update or revise these statements, except as may be required by law.

Dyax, the Dyax logo and KALBITOR are registered trademarks of Dyax Corp.

- financial tables follow -

DYAX CORP.
SELECTED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2012	2011	2012	2011
	(In thousands, except share and per share data)
Revenues:
Product sales, net	$9,164	$5,184	$17,174	$9,291
Development and license fee revenues	$4,866	$16,691	$8,345	$20,798
Total revenues, net	$14,030	$21,875	$25,519	$30,089

Costs and expenses:
Cost of product sales	416	282	954	521
Research and development expenses	8,653	10,084	16,506	17,579
Selling, general and administrative expenses	10,350	9,081	20,755	18,330
Restructuring costs	-	-	1,440	-

Total costs and expenses	19,419	19,447	39,655	36,430

Loss from operations	(5,389)	2,428	(14,136)	(6,341)

Other income (expense):
Interest and other income	6	68	17	162
Interest and other expense	(2,556)	(2,572)	(5,102)	(5,162)
Total other expense	(2,550)	(2,504)	(5,085)	(5,000)

Net loss	$(7,939)	$(76)	$(19,221)	$(11,341)

Basic and diluted net loss per share	$(0.08)	$(0.00)	$(0.19)	$(0.11)

Shares used in computing basic and diluted net loss per share	98,820,699	98,721,889	98,809,562	98,705,931

SELECTED CONSOLIDATED CONDENSED BALANCE SHEET INFORMATION
(Unaudited)

	June 30,	December 31,
	2012	2011
	(In thousands)
Assets

Cash, cash equivalents and investments	$38,585	$57,504
Accounts receivable, net	5,975	6,092
Inventory	9,950	7,022
Fixed asset	5,609	4,881
Restricted cash	1,100	2,366
Other assets	2,672	5,510

Total assets	$63,891	$83,375

Liabilities and Stockholders' Equity (Deficit)

Accounts payable and other current liabilities	$15,461	$17,128
Deferred revenue	13,524	15,902
Note payable and other long-term debt	76,348	75,372
Other long-term liabilities	2,971	2,372

Total liabilities	108,304	110,774

Common stock and additional paid-in capital	451,727	449,515
Accumulated deficit and other comprehensive income	(496,140)	(476,914)

Total stockholders' equity (deficit)	(44,413)	(27,399)

Total liabilities and stockholders' equity (deficit)	$63,891	$83,375

CONTACT:
Dyax Corp.
George Migausky, 617-250-5733
Executive Vice President
and Chief Financial Officer
gmigausky@dyax.com
or
Jennifer Harsey, 617-250-5741
Manager, Investor Relations
and Corporate Communications
jharsey@dyax.com